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                                                                   Exhibit 5.1






                              November 12, 1996




Board of Directors of
WorldCom, Inc.
515 East Amite Street
Jackson, Mississippi  39201

Ladies and Gentlemen:

        I am General Counsel - Corporate Development of WorldCom, Inc., a Georgia corporation (the "Company"), and have acted as counsel in connection with a Registration Statement on Form S-4 (the "Registration Statement;" capitalized terms used herein and not otherwise defined herein are used as therein defined) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the merger (the "Merger") of HIJ Corp., a Delaware corporation and a wholly-owned subsidiary of the Company, with and into MFS Communications Company, Inc., a Delaware corporation ("MFS"), and to the registration under the Securities Act of the following securities: (i) 553,799,062 shares of the common stock, par value $.01 per share, of the Company (the "Company Common Stock"), to be issued pursuant to the Merger to the holders of the common stock, $.01 par value, of MFS, including shares of Company Common Stock issuable (a) upon conversion of the Company Preferred Stock; (b) in payment in lieu of cash dividends on the Company Series A Preferred Stock; and (c) in respect of accrued dividends upon conversion of the Company Series B Preferred Stock (in each case as defined below), (ii) 9,499,200 Depository Shares (the "Company Depositary Shares") representing 94,992 shares of the Series A 8% Cumulative Convertible Preferred Stock, par value $.01 per share, of the Company (the "Company Series A Preferred Stock") (and the underlying preferred stock) to be issued pursuant to the Merger to the holders of the Series A 8% Cumulative Convertible Preferred Stock, par value $.01 per share, of MFS, and (iii) 14,042,311 shares of the Series B Convertible Preferred Stock, par value $.01 per share, of the Company (the "Company Series B Preferred Stock", and together with the Company Series A Preferred Stock, the "Company Preferred Stock") to be issued pursuant to the Merger to the holders of the Series B Convertible Preferred Stock, par value $.01 per share, of MFS.

        In connection herewith, I have examined and relied without investigation as to matters of fact upon the Registration Statement, including the Joint Proxy Statement/Prospectus contained therein, the Amended and Restated Articles of Incorporation, as amended (the "WorldCom Articles"), and Bylaws of the Company, certificates of public officials, certificates and statements of the officers of the Company, and such other documents, corporate records, opinions and instruments as I have deemed necessary or appropriate to enable me to render the opinions expressed below. I have assumed the genuineness of all signatures appearing on documents examined by me, the authenticity of documents submitted to me as originals and the conformity to
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Board of Directors of
WorldCom, Inc.
November 12
Page 2




authentic original documents of all documents submitted to me as certified or photostatic copies. I have also assumed the due authorization, execution and delivery of all documents.

        Based upon the foregoing, and in reliance thereon and subject to the qualifications and limitations stated herein, I am of the following opinions:

         1. The Company is a corporation validly existing under the laws of the State of Georgia; and

         2. When the conditions to consummation of transactions contemplated by the Merger Agreement shall have been satisfied or waived, including, without limitation:

                 (a) the holders of shares of the Company Common Stock shall have approved issuance of the Merger Consideration pursuant to the Merger Agreement and the related proposals at the WorldCom Special Meeting;

                 (b) the stockholders of MFS shall have approved and adopted the Merger Agreement at the MFS Special Meeting;

                 (c) a Certificate of Merger shall have been filed with the Secretary of State of the State of Delaware to consummate the Merger;

                 (d) Articles of Amendment to the WorldCom Articles shall have been filed with the Secretary of the State of Georgia to establish the Company Preferred Stock;

                 (e) the Deposit Agreement shall have been executed and delivered by WorldCom and The Bank of New York; and

                 (f) the shares of Company Common Stock and Company Preferred Stock to be issued in connection with the Merger shall have been issued in accordance with the terms of the Merger Agreement, then the Company Common Stock, Company Depository Shares and Company Preferred Stock will be validly issued, fully paid and non-assessable.

         This opinion is not rendered with respect to any laws other than the latest codification of the Georgia Business Corporation Code (the "GBCC") available to me. I note that the Merger Agreement provides that it shall be interpreted, construed and governed by and in accordance with the internal laws of the State of Delaware, except as otherwise required by the





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Board of Directors of
WorldCom, Inc.
November 12, 1996
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GBCC.  In rendering the opinions expressed herein I have assumed that such matters are governed exclusively by the GBCC and I express no opinion as to which law any court construing the Merger Agreement would apply. This opinion has not been prepared by an attorney admitted to practice in Delaware or Georgia.

         I hereby consent to the filing of this opinion as Exhibit 5.1 to the aforesaid Registration Statement on Form S-4. I also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Company Common Stock and Company Preferred Stock. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                        Very truly yours,



                                        /s/ P. BRUCE BORGHARDT

                                        P. Bruce Borghardt